SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT is made and entered into as of March 17, 2021 (this “Agreement”), by and between THE GABELLI DIVIDEND AND INCOME TRUST, a closed-end fund organized as a Delaware statutory trust, as issuer (the “Fund”), and BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States, including its successors by merger or operation of law (“Bank of America”).

WHEREAS, in connection with the Exchange Offer (as defined below), Bank of America desires to exchange with the Fund, and the Fund desires to exchange with Bank of America, the Covered Shares (as defined below) for newly issued Series J Preferred Shares (as defined below), in each case subject to the terms and conditions set forth herein (the “Exchange”).

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Auction Rate Preferred Shares” means, collectively, (i) 2,647 Series B Auction Market Preferred Shares of the Fund issued and outstanding, with a liquidation preference of $25,000 per share (CUSIP 36242H302); (ii) 3,244 Series C Auction Market Preferred Shares of the Fund issued and outstanding, with a liquidation preference of $25,000 per share (CUSIP 36242H401); and (iii) 480 Series E Auction Rate Preferred Shares of the Fund issued and outstanding, with a liquidation preference of $25,000 per share (CUSIP 36242H609), each as of March 16, 2021.

“By-Laws” has the meaning set forth in the Statement.

“Closing Date” means the settlement date of the Exchange Offer, as set forth in the Offer to Exchange.

“Code” means the Internal Revenue Code.

“Covered Shares” means, collectively, (i) 2,533 Series B Auction Market Preferred Shares of the Fund, with a liquidation preference of $25,000 per share (CUSIP 36242H302); (ii) 3,165 Series C Auction Market Preferred Shares of the Fund, with a liquidation preference of $25,000 per share (CUSIP 36242H401); and (iii) 292 Series E Auction Rate Preferred Shares of the Fund, with a liquidation preference of $25,000 per share (CUSIP 36242H609) beneficially owned by Bank of America as of the date of this Agreement.

“Declaration” has the meaning set forth in the Statement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Offer” means that certain offer by the Fund as approved by the Fund’s Board of Trustees, and under Rule 13e-4 of the Exchange Act, and in reliance on Section 3(a)(9) of the Securities Act, to shareholders of the Fund to exchange all issued and outstanding Auction Rate Preferred Shares for newly issued shares of Series J Preferred Shares, as set forth in the Fund’s Offer to Exchange, dated March 17, 2021 (the “Offer to Exchange”), which shall be filed as an exhibit to the Fund’s Schedule TO to be filed on March 17, 2021.

“Exchange Ratio” means the exchange ratio of 0.96 of each newly issued Series J Preferred Shares for each Auction Rate Preferred Share validly tendered and not withdrawn pursuant to the Offer to Exchange. In lieu of any fractional shares of Series J Preferred Shares, holders of Auction Rate Preferred Shares following the consummation of the Exchange Offer shall receive a cash amount, without interest, equal to 96.0% of the Liquidation Preference of any fractional shares remaining.

“Expiration Date” means the expiration date of the Exchange Offer, as set forth in the Fund’s Offer to Exchange.

“Governmental Authority” means any court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Lien” means any mortgage, deed of trust, easement, declaration, restriction, pledge, hypothecation, assignment, deposit arrangement, option, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

“Liquidation Preference”, with respect to a given number of Series J Preferred Shares or Auction Rate Preferred Shares, means $25,000 times that number.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Related Documents” means this Agreement, the Declaration, the Statement and the By-Laws.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series J Preferred Shares” means the newly-issued shares of the Fund’s Series J Cumulative Term Preferred Shares, par value $0.001 and liquidation preference $25,000 per share.

“Statement” means the Statement of Preferences of Series J Cumulative Term Preferred Shares of the Fund, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.1    Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Related Documents.

ARTICLE II

EXCHANGE

2.1    Exchange

Subject to the terms and conditions of this Agreement, (a) on the Expiration Date, Bank of America (i) shall have validly tendered to the Fund and not withdrawn the Covered Shares, and (ii) shall convey, transfer and deliver to the Fund, free and clear of any Liens, the Covered Shares, and (b) on the Closing Date, in exchange for the Covered Shares, the Fund shall issue to Bank of America that number of Series J Preferred Shares resulting from the Exchange Ratio and, in lieu of any fractional shares, a cash payment based on the Exchange Ratio, each as set forth in the Offer to Exchange.

ARTICLE III

CONDITIONS TO CLOSING DATE

It shall be a condition to the obligations set forth in Article II that each of the following conditions shall have been satisfied or waived as of the Expiration Date:

(a)    this Agreement shall have been duly executed and delivered by the parties hereto;

(b)    the Series J Preferred Shares shall have a long-term issue credit rating of “Aa3” from Moody’s;

(c)    receipt by Bank of America of (i) executed originals, or copies certified by a duly authorized officer of the Fund to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Closing Date, (ii) an incumbency certificate with respect to the authorized signatories thereto, and (iii) a written certificate executed by a responsible officer of the Fund, dated as of the Closing Date, to the effect that (A) the representations and warranties of the Fund set forth in Article IV were true and correct in all material respects (except to the extent that any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement and are true and correct in all material respects (except to the extent that any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) as of the Closing Date with the same force and effect, as though expressly made on and as of the Closing Date, and (B) the conditions set forth in clauses (b), (d), (h), (i) and (j) of this Article III have been satisfied as of the Closing Date;

(d)    there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by Bank of America to be acceptable, and Bank of America has communicated the same to the Fund in writing);

(e)    Bank of America, in its reasonable good faith judgment, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transactions contemplated by this Agreement;

(f)    there shall have been delivered to Bank of America any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it reasonably deems relevant to the transactions contemplated by this Agreement;

(g)    there shall have been delivered to Bank of America such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust proceedings as Bank of America may have reasonably requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby;

(h)    no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Exchange or the transactions provided for herein. No law or order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Exchange or the transactions provided for herein; and

(i)    the Series J Preferred Shares to be issued in the Exchange Offer have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights and shall be free of all Liens), and other than the right of optional redemption exercisable by the Fund on March 26, 2024, not subject to any option, warrant, call or similar right of any person to acquire the same.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to Bank of America as of the date of this Agreement.

4.1    Existence

The Fund is existing and in good standing as a Delaware statutory trust, under the laws of Delaware, with full right and power to effect the Exchange, to issue the Series J Preferred Shares, and to execute, deliver and perform its obligations under this Agreement and each Related Document with respect to the Series J Preferred Shares.

4.2    Authorization; Contravention

The execution, delivery and performance by the Fund of this Agreement and each Related Document are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund.

4.3    Binding Effect

This Agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

The outstanding Auction Rate Preferred Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and free of any preemptive or similar rights.

4.4    Litigation

No action, suit, proceeding or investigation is pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any Related Document, including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for, or materially adversely affect the sources for payment of, the Liquidation Preference of or dividends on the Series J Preferred Shares.

4.5    Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder, court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the other Related Documents (including the Series J Preferred Shares) and the Exchange by or against the Fund have been obtained and are in full force and effect.

4.6    Exchange Offer

No registration of the Exchange Offer under the Securities Act is required for the exchange by Bank of America of the Covered Shares for Series J Preferred Shares in the manner contemplated by this Agreement.

4.7    1940 Act Registration

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

4.8    Intent to Issue Equity

It is the intent and understanding of the Fund that the Series J Preferred Shares constitute shares of the Fund under the laws of the State of Delaware. All negotiations between Bank of America (or any of its affiliates) and the Fund regarding the Series J Preferred Shares have been consistent with such intent and understanding. The Fund agrees to treat the Series J Preferred Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

4.9    No Defaults

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, cause any additional fees to be due under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (i) the Fund’s governing documents, (ii) any material contract or other instrument of the Fund, or by which the Fund is bound or affected, or to which the Fund or its businesses, operations, assets or properties is subject or receives benefits or (iii) assuming the accuracy of the representations made by Bank of America in Article V, any law, permit or license.

4.10    Tax Status of the Fund

The Fund qualifies as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the Series J Preferred Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Fund and permitted by Section 852(b)(5)(A) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF BANK OF AMERICA

The representations and warranties set out in this Article V are given hereunder by Bank of America to the Fund as of the date of this Agreement.

5.1    Existence

Bank of America is validly existing and in good standing as a national banking association organized under the laws of the United States, and has full right and power to effect the Exchange and to execute, deliver and perform its obligations under this Agreement.

5.2    Authorization; Contravention

The execution, delivery and performance by Bank of America of this Agreement are within Bank of America’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon Bank of America.

5.3    Binding Effect

This Agreement constitutes a valid and binding agreement of Bank of America, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4    Own Account

Bank of America is acquiring the Series J Preferred Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Series J Preferred Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Series J Preferred Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Bank of America’s right to transfer the Series J Preferred Shares in compliance with applicable federal and state securities laws).

5.5    Litigation

No action, suit, proceeding or investigation is pending or (to the best knowledge of Bank of America) overtly threatened in writing against Bank of America in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.

5.6    Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by Bank of America in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against Bank of America and the Exchange have been obtained and are in full force and effect.

5.7    Certain Transactions

Other than consummating the transactions contemplated by this Agreement, Bank of America has not directly or indirectly executed, nor has any person acting on Bank of America’s behalf or pursuant to any understanding with Bank of America executed, any other purchases of securities of the Fund which may be integrated with the transactions contemplated by this Agreement.

5.8    Intent to Purchase Equity

It is the intent and understanding of Bank of America that the Series J Preferred Shares constitute shares of the Fund under the laws of the State of Delaware. All negotiations between Bank of America (or any of its affiliates) and the Fund regarding the Series J Preferred Shares have been consistent with such intent and understanding. Bank of America agrees to treat the Series J Preferred Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

5.9    Title to Covered Shares

Bank of America has good and valid title to the Covered Shares and beneficially owns the Covered Shares, free and clear of any Lien. Bank of America has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Covered Shares or its ownership rights in the Covered Shares or (ii) given any person any transfer order or power of attorney with respect to the Covered Shares.

5.10    No Defaults

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, cause any additional fees to be due under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (i) Bank of America’s certificate of incorporation or bylaws, (ii) any material contract or other instrument of Bank of America, or by which Bank of America is bound or affected, or to which Bank of America or its businesses, operations, assets or properties is subject or receives benefits or (iii) assuming the accuracy of the representations made by the Fund contained in Article IV, any law, permit or license.

ARTICLE VI

MISCELLANEOUS

6.1    Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section. The notice address for each party is specified below:

(a)        if to the Fund:

The Gabelli Dividend & Income Trust

One Corporate Center

Rye, New York 10580-1422

Attention:	Peter Goldstein
Telephone:	914-921-7774
Email:	ClosedEnd@gabelli.com

(b)        if to Bank of America:

Bank of America, N.A.

One Bryant Park

1111 Avenue of the Americas, 9th Floor

New York, New York 10036

Attention:	Edward Curland
Michael Jentis
Thomas Visone
Lisa Irizarry
Todd Blasiak
Lizbeth Applebaum
Telephone:	(646) 743-1439 (Curland)
(212) 449-8300 (Jentis)
(646) 743-1408 (Visone)
(212) 449-7358 (Irizarry, Blasiak)
(212) 449-4414 (Applebaum)
Email:	edward.curland@bofa.com
michael.jentis@bofa.com
thomas.visone@bofa.com
lisa.m.irizarry@bofa.com
todd.blasiak@bofa.com
lizbeth.applebaum@bofa.com

6.2    No Waivers

(a)         The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the Series J Preferred Shares or any other Related Document). The rights of Bank of America hereunder are separate from and in addition to any rights that any holder or beneficial owner of any Series J Preferred Share may have under the terms of such Series J Preferred Share or any Related Document or otherwise.

(b)        No failure or delay by the Fund or Bank of America in exercising any right, power or privilege hereunder or under the Series J Preferred Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Fund or Bank of America in exercising any right, power or privilege under or in respect of the Series J Preferred

Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or Bank of America hereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3    Expenses

Each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it.

6.4    Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and Bank of America.

6.5    Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Fund nor Bank of America may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that Bank of America may assign its rights or obligations to any affiliates of Bank of America. Any assignment without such prior written consent shall be void.

6.6    Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York without regard to conflicts of law principles that would require the application of the law of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

6.7    Waiver of Jury Trial

The Fund and Bank of America hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this Agreement.

6.8    Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

6.9    Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

6.10    Entire Agreement

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

6.11    Relationship to the Statement

The Fund and Bank of America agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Statement.

6.12    Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the parties to this Agreement shall be preserved.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GABELLI DIVIDEND AND INCOME TRUST

By:

Name: Bruce N. Alpert
Title: President

BANK OF AMERICA, N.A.

By:

Name: Edward Curland
Title: Authorized Signatory

[Signature Page to Share Exchange Agreement]